Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Building Materials Corporation of America:

We consent to the use of our report dated February 13, 2004, except as to Note 18, which is as of February 27, 2004, with respect to the consolidated balance sheets of Building Materials Corporation of America and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003, and the related 2002 and 2003 consolidated financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Also, our report refers to our audit of the transitional disclosures added to revise the 2001 consolidated financial statements, required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 4 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Short Hills, New Jersey
February 3, 2005